EXHIBIT 10.4

RETENTION AGREEMENT

This RETENTION AGREEMENT (this “Agreement”) is made and entered into as of the 13th day of December, 2010, by and between AEROSONIC CORPORATION, a Delaware corporation (the “Company”), and P. MARK PERKINS (the “Executive”), and provides as follows:

RECITALS

WHEREAS, Executive must be free to make decisions in the best interest of the Company’s shareholders without being concerned about the immediate impact to Executive’s job security or compensation;

WHEREAS, the Company desires to offer Executive assurances that Executive will be paid severance compensation upon the occurrence of certain events in connection with a Change of Control as defined herein.

TERMS OF AGREEMENT

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and undertakings of the parties as hereinafter set forth, the parties covenant and agree as follows:

1.           Definitions.   As used in this Agreement, the following terms shall be defined as set forth below:

“Base Salary” means the annualized, base salary payable to Executive by the Company as of any particular date, and excludes all other cash and non-cash compensation paid or payable to Executive.

“Change of Control” means the occurrence of any one of the following events:

(i)           any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)           the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)          the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

“Employment Agreement” means the amended and restated employment agreement by and between the Executive and the Company made and entered as of the 28th day of May, 2010, and includes any amendments thereto.

“Triggering Event” means the occurrence of any one of the following events:

(i)            the Company terminates Executive’s employment with the Company without “cause” as such term is defined in Executive’s Employment Agreement; or

(ii)           Executive terminates his employment because the Company has materially reduced Executive’s Base Salary or the amount of bonus for which Executive is eligible from the levels in place at the time of the Change of Control; or

(iii)          Executive terminates his employment because the Company has reduced Executive’s title, duties, authority or reporting relationships so as to materially reduce Executive’s overall job responsibilities from the levels in place at the time of the Change of Control;

provided that, none of the events described in clauses (ii) and (iii) above shall constitute a Triggering Event unless and until the Executive first notifies the Company in writing describing the event(s) which constitute(s) the Triggering Event(s) within 90 days after the occurrence of such event(s) and the Company fails to cure such event(s) within 30 days after the Company’s receipt of such written notice.

2.           Severance Compensation.

(a)           If a Triggering Event occurs within eighteen (18) months following a Change of Control, the Company shall pay to Executive each of the following as “Severance Compensation”:

(i)           An amount equal to 110% of Executive’s Base Salary in place at the time of the Triggering Event, payable as specified below; and

(ii)           An amount equal to the average of Executive’s bonuses paid under Section 8 of his Employment Agreement over the previous two fiscal years from the Triggering Event, payable as specified below.

(b)           Payment of the Severance Compensation is contingent upon: (i) Executive’s executing and delivering to the Company a release in favor of the Company in a form satisfactory to the Company and its counsel, which generally and unconditionally releases from all claims the Company and its directors, officers, employees, insurers, and other affiliates (the “General Release”) and the General Release becoming effective without timely revocation; and (ii) Executive’s satisfactorily performing his obligations under this Agreement as well as Sections 11 (Confidentiality/Nondisclosure) or 12 (Covenants Against Competition) in Executive’s Employment Agreement.  Specifically, if Executive has not satisfactorily performed all of his obligations under this Agreement or the foregoing sections of Executive’s Employment Agreement, then Executive will not be entitled to any Severance Compensation and the Company shall not pay the Severance Compensation; or, if such Severance Compensation has already been paid, Executive shall be required to reimburse the Company in the full amounts paid.  Further, if the Executive has not executed and delivered the General Release by the date that is sixty (60) days after the Triggering Event (the “Required Release Date”), the Executive shall forfeit all rights to receive the Severance Compensation.

(c)           Subject to Section 13, the Severance Compensation shall be paid in equal monthly installments over a period of twelve (12) months on Employer’s regular payroll dates in effect on the date of termination, commencing with the first payroll date following the date on which the General Release is executed and delivered and the expiration of all revocation periods in the General Release (the “Release Effective Date”); provided that, if the date of the Triggering Event and the Required Release Date are in different calendar years, payment shall commence on the first payroll date of the second year (regardless of when the Release Effective Date occurs).

(d)           All Severance Compensation payments are subject to the usual taxes, payroll deductions and withholdings and shall be mailed to Executive’s last known residential address.  It is Executive’s obligation to keep the Company informed as to any changes to such address.

(e)           Executive shall not be entitled to any other salary, bonuses, employee benefits or other compensation after termination of his employment for reason other than a Triggering Event, except as otherwise specifically provided for under Executive’s Employment Agreement, the Company’s employee benefit plans or as otherwise expressly required by applicable law.

3.           Employment Status.  This Agreement does not constitute an employment agreement between the Company and Executive, but rather provides for the payment of severance compensation to Executive on the termination of his employment with the Company under the conditions described in this Agreement.  This Agreement does not guarantee the continued employment of Executive by the Company or the payment of any other amount of compensation.

4.           Governing Law.  This Retention Agreement shall be subject to and construed in accordance with the laws of the State of Florida, without giving effect to its principles of conflict of laws.

5.           Venue.  Executive agrees that, at the option of the Company, any action brought to enforce or to test the enforceability of any provision of this Agreement, may be brought in either the United States District Court for the Middle District of Florida or the Circuit Court of Pinellas County, Florida.

6.           Assignability.  This Agreement shall be binding upon and inure to the benefit of the Company, and may be assigned by the Company to any person or firm who may succeed to the majority of the assets of the Company.  This Agreement shall not be assignable by Executive.

7.           Notices.  Any and all notices, designations, consents, offers, acceptance or any other communications provided for herein shall be given in writing and shall be deemed properly delivered if delivered in person or by registered or certified mail, return receipt requested, addressed in the case of the Company to its registered agent or in the case of Executive to his last known address.

8.           Entire Agreement.

(a)           This Agreement constitutes the entire agreement among the parties with respect to the payment of severance compensation upon the occurrence of certain events in connection with a change of control as defined herein and supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the subject matter hereof.

(b)           This Agreement is not intended to supersede, terminate, alter, or modify any provision in Executive’s Employment Agreement; provided however that this Agreement is intended to be mutually exclusive of the payment provisions found in Section 10 of Executive’s Employment Agreement such that: (i) if Executive receives Severance Compensation under this Agreement, he shall not be entitled to receive any payments under Section 10 of his Employment Agreement; and (ii) if Executive receives any payments under Section 10 of his Employment Agreement, he shall not be entitled to receive any Severance Compensation under this Agreement.

(c)           This Agreement may be executed in one or more counterparts, each of which shall be considered and original copy of this Agreement, but all of which together shall evidence only one agreement.

9.            Amendment and Waiver.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the parties hereto.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party to be charged.

10.           Case and Gender.  Wherever required by the context of this Agreement, the singular or plural case and the masculine, feminine and neuter genders shall be interchangeable.

11.           Captions.  The captions used in this Retention Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

12.           Section 409A.  This Agreement is intended to comply with the applicable requirements of Section 409A of the Code and shall be construed and interpreted in accordance therewith.  Notwithstanding the preceding, the Company shall not be liable to Executive or any other person if the Internal Revenue Service or any court or other authority having jurisdiction over such matter determines for any reason that any payments under this Agreement are subject to taxes, penalties or interest as a result of failing to comply with Section 409A of the Code.

13.           Delay of Payment.  Notwithstanding any other provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code, to the extent necessary to comply with Section 409A of the Code, no payments (which are not otherwise exempt) may be made hereunder before the date which is six months after Executive’s separation from service or, if earlier, his death.  Any amounts which would have otherwise been required to be paid during such six months or, if earlier, until Executive’s death, shall be paid to Executive in one lump sum cash payment on the first payroll date after the date which is six months after Executive’s separation from service or, if earlier, after Executive’s death.  Any other payments scheduled to be made under this Agreement shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments described in this Section 13.  Additionally, notwithstanding any other provision of this Agreement, Executive will only be entitled to receive payment on termination of his employment when the termination of employment qualifies as a “separation from service” within the meaning of Section 409A of the Code.  Each installment under this Agreement shall be regarded as a separate “payment” for purposes of Section 409A.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Retention Agreement to be signed by its duly authorized officer and Executive has hereunto set his hand and seal on the day and year first above written.

AEROSONIC CORPORATION

By:	/s/ Douglas J. Hillman

EXECUTIVE

/s/ P. Mark Perkins
P. MARK PERKINS